Exhibit 10.1
RESTRUCTURING SUPPORT AGREEMENT
     This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of June 15, 2007 (the “Agreement”) by and among (i) Bally Total Fitness Holding Corporation, a Delaware corporation (“BTF”) and each of its affiliates that may or will constitute one of the debtors in the Chapter 11 Cases (collectively, “Bally”), (ii) each of the holders identified on Exhibit A hereto (each, a “Consenting Subordinated Noteholder”) of Subordinated Notes, and (iii) each of the holders identified on Exhibit A hereto (each, a “Consenting Senior Noteholder”) of Senior Notes.
W H E R E A S :
     A. Bally contemplates a restructuring (the “Restructuring”) pursuant to the terms of the term sheet (the “Term Sheet”) attached hereto as Exhibit B.
     B. Bally and each Plan Support Party (each a “Party” and collectively, the “Parties”) anticipate that the Restructuring will be implemented through a prepackaged or prenegotiated chapter 11 plan of reorganization.
     NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:
1. Definitions. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Appendix to this Agreement.
2. Agreement Effective Date. This Agreement shall be effective at 12:01 a.m. prevailing Eastern Time on the date on which the following conditions have been satisfied (the “Agreement Effective Date”): (a) Bally shall have executed and delivered counterpart signature pages to this Agreement to the Plan Support Parties and (b) each of the Plan Support Parties (constituting holders of not less than 50% of the outstanding principal amount of the Senior Notes and 80% of the outstanding principal amount of the Subordinated Notes) shall have delivered to Bally an executed counterpart of this Agreement, in each instance, on or before June 17, 2007.
3. Commitment of Plan Support Parties. Subject to (i) the occurrence of the Agreement Effective Date, but prior to the occurrence of the Termination Date (if applicable), and (ii) delivery and review of the Definitive Documents, including, but not limited to, the Plan and the Disclosure Statement, and so long as the Definitive Documents are consistent with the terms of the Restructuring as set forth in the Term Sheet, each Plan Support Party shall:
(a) vote all Senior Notes and Subordinated Notes beneficially owned by such Plan Support Party or for which it is the nominee, investment manager, or advisor for beneficial holders thereof in favor of the Plan in accordance with the applicable procedures set forth in the Disclosure Statement and accompanying voting materials, and return a duly-executed Ballot in connection therewith no later than the deadline for voting on the Plan;
(b) not withdraw or revoke its vote;

(c) following the commencement of the Chapter 11 Cases, not (i) object, on any grounds, to confirmation of the Filing Entities’ Plan, except to the extent that the terms of such Plan are inconsistent with the terms contained in the Term Sheet, or (ii) directly or indirectly seek, solicit, support or encourage (x) any objection to the Plan or (y) any other plan of reorganization or liquidation; and
(d) not take any other action, including, without limitation, initiating any legal proceeding that is inconsistent with, or that would delay consummation of, the transactions embodied in the Term Sheet, and upon completion, the Definitive Documents.
4. Bally Commitment. Subject to the provisions of paragraph 5 of this Agreement, Bally shall use its reasonable best efforts to (i) support and complete the transactions embodied in the Term Sheet, (ii) do all things reasonably necessary and appropriate in furtherance of the transactions embodied in the Term Sheet, including, without limitation (y) taking all steps reasonably necessary and desirable to obtain an order of the Bankruptcy Court confirming the Plan on or before August 21, 2007, and (z) taking all steps reasonably necessary and desirable to cause the effective date of the Plan to occur on or before August 31, 2007, (iii) obtain any and all required regulatory and/or third-party approvals for the transactions embodied in the Term Sheet, and (iv) not take any action that is inconsistent with, or is intended or is reasonably likely to interfere with or impede or delay consummation of, the Restructuring and the transactions embodied in the Term Sheet. Regardless of whether the Restructuring is consummated, Bally shall promptly pay in cash upon demand any and all reasonable accrued and unpaid out-of-pocket expenses incurred by the Plan Support Parties and the Informal Committee, including, without limitation, all reasonable fees and out-of-pocket expenses of legal and financial advisers to the Plan Support Parties including Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey Howard & Zukin Capital, Inc.; provided, however, that Bally shall not be obligated to pay any such out-of-pocket expenses incurred by any Plan Support Party that has breached (and not cured) any of its obligations under this Agreement.
5. Right to Solicit Better Alternative Transactions. Notwithstanding anything to the contrary herein, or in the Plan, the Subscription and Backstop Purchase Agreement, or any other Definitive Document, Bally shall be entitled, at any time prior to the date on which the Plan is confirmed by the Bankruptcy Court, and nothing in this Agreement, the Plan, the Subscription and Backstop Purchase Agreement, or any other Definitive Document shall restrict Bally’s rights to solicit, encourage or initiate any offer or proposal from, enter into any agreement with, engage in any discussions or negotiations with or provide any information to (except as otherwise limited by the terms of this Agreement), any person or entity concerning any actual or proposed transaction involving any or all of (i) a competing plan of reorganization or other financial and/or corporate restructuring of any or all of the Bally entities, (ii) the issuance, sale or other disposition of any equity or debt interests, or any material assets, or (iii) a merger, consolidation, business combination, liquidation, recapitalization, refinancing or similar transaction involving any or all of the Bally entities (an “Alternative Transaction”), in each case, to the extent the board of directors of Bally (the “Board of Directors”) determines in good faith that such Alternative Transaction best maximizes value for Bally and its stakeholders. At all times prior to, on, or after the date of the commencement of the Chapter 11 Cases, Bally shall be obligated to promptly deliver to the advisors for the Informal Committee all written communications delivered to or received by Bally or its advisors making or materially modifying any alternative offers, including, without limitation, copies of all expressions of interest, term sheets, letters of interest, offers, proposed agreements or

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otherwise, and shall regularly update (not less than once every week) the advisors for the Informal Committee concerning such matters.
6. Termination.
     (a) This Agreement may be terminated and shall thereafter be of no further force or effect (i) as to any Consenting Senior Noteholder who so notifies Bally in writing, or (ii) as to all Consenting Subordinated Noteholders if the Requisite Subordinated Noteholders so notify Bally in writing, in each case, upon the first to occur of (x) any of the following events, in the case of the Consenting Senior Noteholders, or (y) any of the following events other than the events described in clause (ix) below (each a “Termination Event”):
i.	if Bally fails to commence the Chapter 11 Cases by 11:59 p.m. prevailing Eastern Time on (x) July 14, 2007, or (y) if the Chapter 11 Cases are filed as prepackaged bankruptcy cases, July 31, 2007, in the event a prepackaged solicitation is commenced by June 30, 2007;

ii.	if the effective date of the Plan does not occur by 11:59 p.m. prevailing Eastern Time on September 30, 2007 (the “Outside Date”);

iii.	in the event that votes on the Plan are not solicited prior to the filing of the Chapter 11 Cases, if the Disclosure Statement relating to the Plan has not been approved by the Bankruptcy Court by 11:59 p.m. prevailing Eastern Time on August 30, 2007;

iv.	if Bally unilaterally (1) withdraws the Plan, (2) moves to voluntarily dismiss any of the Chapter 11 Cases, (3) moves for conversion of any of the Chapter 11 Cases to Chapter 7 of the Bankruptcy Code, or (4) moves for appointment of an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, except as permitted by paragraph 7 hereof;

v.	if (1) a trustee or an examiner with expanded powers is appointed in any of the Chapter 11 Cases, (2) any of the Chapter 11 Cases is converted to a case under Chapter 7 of the Bankruptcy Code, (3) Bally’s exclusive right to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code shall have terminated, or (4) Bally shall have announced its intention to pursue a transaction that is not consistent with the Restructuring as set forth in the Term Sheet;

vi.	if (a) Bally files a petition in chapter 11 without the Backstop Purchasers having entered into the Subscription and Backstop Purchase Agreement, or (b) the Subscription and Backstop Purchase Agreement is terminated, waived, or amended in any material respect and for any reason during the Chapter 11 Cases;

vii.	if the Plan proposed by Bally, including any exhibit, amendment, modification or supplement to such Plan, contains terms that are inconsistent with the terms set forth in the Term Sheet;

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viii.	if there shall be a breach by Bally of any material representation, warranty, covenant or agreement contained in this Agreement which breach has not been cured by the earlier of (1) five Business Days after the giving of written notice by such Consenting Senior Noteholder or the Requisite Subordinated Noteholders to Bally of such breach and (2) the Outside Date; or

ix.	if any change, effect, event, occurrence, development, circumstance or state of facts occurs, on or after the date of this Agreement, which has or would reasonably be expected to have a materially adverse effect on the business, properties, operations, financial condition or results of operations of Bally (including its foreign subsidiaries and their respective businesses), taken as a whole, or which materially impair Bally’s ability to perform its obligations under this Agreement or have a materially adverse effect on or prevent or materially delay the consummation of the transactions contemplated by this Agreement; provided, that in no event shall any of the following, alone or in combination, be taken into account in determining whether there has been, or would reasonably likely be, a material adverse effect: (i) any effect directly resulting from the public announcement of and compliance with the terms and conditions of this Agreement or the transactions contemplated hereby (including, without limitation, the commencement of chapter 11 bankruptcy cases for Bally and the consequences thereof); (ii) any effect that results from events, circumstances or situations affecting the fitness industry and/or the United States economy generally, so long as such effect does not disproportionately affect Bally; or (iii) any effect that results from events, circumstances or situations affecting general worldwide economic or capital market conditions, including acts of war, acts of terrorism or natural disasters, so long as such effect does not disproportionately affect Bally.
     As to any Plan Support Party, the date on which such Plan Support Party delivers a notice to Bally of the occurrence of a Termination Event shall be referred to as the “Termination Date”.
     (b) Notwithstanding anything to the contrary herein, any right to terminate this Agreement as to the Consenting Subordinated Noteholders may be exercised only by the Requisite Subordinated Noteholders on behalf of all Consenting Subordinated Noteholders, and may not be exercised by one or more individual Consent Subordinated Noteholders not constituting the Requisite Subordinated Noteholders.
7. Transfer of Notes. If, following execution of this Agreement by a Plan Support Party, such Plan Support Party hypothecates, pledges, conveys, transfers, assigns or sells (collectively, a “Transfer”) all or a part of the Notes held by such Plan Support Party to any Person (each such Person, a “Transferee”), Transferee must, as a condition precedent to the settlement of such Transfer, execute an assumption in substantially the form set forth hereto as Exhibit C (the “Assumption Agreement”). To the maximum extent permitted by applicable law, any Transfer that is made in violation of the immediately preceding sentence shall be null and void. A Plan Support Party shall provide to Bally a copy of the executed Assumption Agreement within three Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer.

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8. Plan Support Party Representations. Each Plan Support Party severally and not jointly represents and warrants to each other Party that:
a)	as of the date of this Agreement, it is the beneficial owner of the face amount of the Notes, or is the nominee, investment manager or advisor for beneficial holders of the Notes, as such Plan Support Party has represented in writing to counsel for the Informal Committee, which amount Bally and each Plan Support Party understands and acknowledges is proprietary and confidential to such Plan Support Party;

b)	other than pursuant to this Agreement, such Notes are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that would adversely affect in any way such Plan Support Party’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

c)	as of the date of this Agreement, it is not aware of any event that, due to any fiduciary or similar duty to any other person, would prevent it from taking any action required of it under this Agreement.
9. Informal Committee/Cooperation. The Informal Committee is hereby authorized by each Plan Support Party to continue to pursue and negotiate the terms of the Definitive Documents containing terms (i) substantially in accordance with the terms set forth in the Term Sheet and (ii) with respect to terms not set forth in, and not inconsistent with, the Term Sheet, reasonably satisfactory to each of the Plan Support Parties. Subject to the occurrence of the Effective Date and until the occurrence of the Termination Date (if applicable), and subject to the provisions of paragraph 5 of this Agreement, Bally will (x) negotiate in good faith with the Informal Committee the Definitive Documents necessary to implement the transactions embodied in the Term Sheet, which shall be, in all material respects, substantially in accordance with the terms and conditions contained in the Term Sheet, and (y) expeditiously take all actions necessary or appropriate to implement the Restructuring. Without limiting the generality of the foregoing, prior to the commencement of and during the Chapter 11 Cases, Bally shall, except (a) in an emergency where it is not reasonably practicable or (b) upon consent of counsel to the Informal Committee, provide draft copies of all motions or applications and other documents Bally intends to file with the Bankruptcy Court to counsel for the Informal Committee no later than three Business Days prior to the date when Bally intends to file any such document and shall consult in good faith with counsel to the Informal Committee regarding the form and substance of any such proposed filing with the Bankruptcy Court.
10. Service on Official Committee. Notwithstanding anything herein to the contrary, if a Plan Support Party is appointed to and serves on an official committee in the Chapter 11 Cases, the terms of this Agreement shall not be construed to limit such Plan Support Party’s exercise of its fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that serving as a member of such committee shall not relieve the Plan Support Party of any obligations to vote in favor of the Plan; provided, further, that nothing in this Agreement shall be construed as requiring any Plan Support Party to serve on any official committee in the Chapter 11 Cases.

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11. Party Representations. Each Party represents to each other Party that, as of the date of this Agreement, such Party is duly organized, validly existing, and in good standing under the laws of the state of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement.
12. Entire Agreement. This Agreement, including schedules and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Plan Support Party shall survive this Agreement and shall continue to be in full force and effect, in accordance with the terms thereof, irrespective of the terms hereof; provided, further, that the Parties shall enter into various definitive documents upon the effective date of the Plan to give effect to the transactions contemplated in this Agreement.
13. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of Bally and in contemplation of a possible bankruptcy filing by Bally, and (a) the rights granted in this Agreement are enforceable by each signatory hereto without approval of the Bankruptcy Court, (b) the exercise of such rights will not violate the automatic stay provisions of the Bankruptcy Code and (c) Bally hereby waives its right to assert a contrary position in the Bally bankruptcy cases, if any, with respect to the foregoing.
14. Acquisition of Additional Notes. This Agreement shall in no way be construed to preclude any Plan Support Party from acquiring additional Notes; provided, however, that any such additional Notes automatically shall be deemed to be subject to the terms of this Agreement. A Plan Support Party shall notify counsel for the Informal Committee, in writing, of any Notes acquired by it within three Business Days of the execution of an agreement (or trade confirmation) in respect of such acquisition.
15. Public Announcements. Except as required by applicable law or regulation, or the rules of any applicable stock exchange or regulatory body, or in filings to be made with the Bankruptcy Court, neither Bally nor the Plan Support Parties shall, nor shall they permit any of their respective affiliates to, make any public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated hereby or by the Definitive Documents without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed); provided, however, that notwithstanding the forgoing Bally shall issue a press release no later than 8:00 a.m. prevailing Eastern Time on June 18, 2007 substantially in the form attached hereto as Exhibit D, and shall promptly thereafter, file with the SEC a current report on Form 8-K filing the press release, this Agreement, and the Term Sheet. Notwithstanding the forgoing, if Bally fails to issue a press release in compliance with the previous sentence, any of the Plan Support Parties may issue a press release containing all material information relating to the transactions contemplated hereby.
16. Waiver. If the transactions contemplated herein are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their

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respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.
17. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).
18. Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of Bally and each Plan Support Party.
19. Headings. The headings of the sections, paragraphs, subsections and subparagraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.
20. Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.
21. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Plan Support Parties under this Agreement shall be several, not joint. Furthermore, it is understood and agreed that no Plan Support Party has any duty of trust or confidence in any form with any other Plan Support Party, and there are no commitments among or between them. In this regard, it is understood and agreed that any Plan Support Party may trade in the Notes or other debt or equity securities of Bally and its Subsidiaries without the consent of Bally or any other Plan Support Party, subject to applicable securities laws and paragraphs 7 and 14 of this Agreement. No Plan Support Party shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Plan Support Parties shall in any way affect or negate this understanding and agreement.
22. Confidential Treatment of Plan Support Party Holdings. Bally and each Plan Support Party agrees to keep confidential the names of the Plan Support Parties and the amount of Notes held (beneficially or otherwise) by any Plan Support Party, except to the extent required by applicable law or unless otherwise agreed to in writing with a Plan Support Party (and then, only with respect to such agreeing Plan Support Party’s holdings); provided that if disclosure is required by applicable law, advance notice of the intent to disclose (unless it shall not be practicable to give such advance notice) shall be given by the disclosing Party to each Plan Support Party who shall have the right to seek a protective order prior to disclosure. If Bally determines that it is required to attach a copy of this Agreement to any Definitive Document, it will redact any reference to a specific Plan Support Party and such Plan Support Party’s holdings. Notwithstanding the foregoing, Bally shall not be required to keep confidential the aggregate holdings of all Plan Support Parties.
23. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which

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would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.
24. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile or electronic transmission or mailed (first class postage prepaid) to the parties at the following addresses, email addresses, or facsimile numbers:
     If to a Plan Support Party, to the address set forth beneath such Plan Support Party’s name below, with a copy to:
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attn: Daniel Golden, Esq. (dgolden@akingump.com)
Attn: David Botter, Esq. (dbotter@akingump.com)
Facsimile: (212) 872-1002
If to Bally:
Bally Total Fitness Holding Corporation
8700 West Bryn Mawr Avenue
Chicago, IL 60631
Attn: Marc D. Bassewitz
Facsimile: (773) 399-0126
with a copy to:
Latham & Watkins LLP
Sears Tower, Suite 5800
233 South Wacker Drive
Chicago, IL 60606
Attn: Mark D. Gerstein, Esq. (mark.gerstein@lw.com)
Attn: David S. Heller, Esq. (david.heller@lw.com)
Facsimile: (312) 993-9767
25. No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other person.

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26. Not a Solicitation. This Agreement does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code.
[Signature Pages Follow]

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     IN WITNESS WHEREOF, Bally and the Plan Support Parties have executed this Agreement as of the date first written above.

BALLY TOTAL FITNESS HOLDING CORPORATION
By:
Name:
Title:

On behalf of the Subsidiary Guarantors listed on Exhibit D hereto:
By:
Name:
Title:

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Subordinated Noteholder.

CONSENTING SUBORDINATED NOTEHOLDER:

By:
Name:
Title:
Address:

Facsimile No.:
Attn.:

The undersigned agrees to this Restructuring Support Agreement and to become a Consenting Senior Noteholder.

CONSENTING SENIOR NOTEHOLDER:

By:
Name:
Title:
Address:

Facsimile No.:
Attn.:

Appendix — Defined Terms
The following terms shall have the following definitions:
“Backstop Purchasers” means, collectively, Tennenbaum Capital Partners, LLC, Goldman Sachs & Co., and Anschutz Investment Company.
“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.
“Bankruptcy Code” means title 11 of the United States Code.
“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.
“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York City.
“Chapter 11 Cases” means the voluntary chapter 11 proceedings to be commenced by the Filing Entities for the principal purpose of consummating the Plan.
“Definitive Documents” means the Subscription and Backstop Purchase Agreement, the Disclosure Statement, the Plan, the DIP Financing, the Exit Financing, and all related documents, exhibits, annexes, and schedules, as such documents may be amended, modified or supplemented from time to time in accordance with the terms hereof, reflecting the transactions embodied in the Term Sheet, which documents shall contain terms (i) substantially in accordance with the terms set forth in the Term Sheet and (ii) with respect to terms not set forth in, and not inconsistent with, the Term Sheet, reasonably acceptable to each of the Plan Support Parties, which acceptance shall not be unreasonably withheld or delayed.
“DIP Financing” means that certain debtor in possession financing to be described in the DIP Term Sheet (which shall be attached to the Disclosure Statement).
“Disclosure Statement” means the disclosure statement in respect of the Plan describing, among other things, the transactions contemplated by the Term Sheet.
“Exit Financing” means that certain exit financing to be described in the Exit Financing Term Sheet (which shall be attached to the Disclosure Statement).
“Indentures” means, collectively, the Senior Notes Indenture and the Subordinated Notes Indenture.
“Informal Committee” means the informal committee of certain unaffiliated holders of the Senior Notes and Subordinated Notes.
“Notes” means, collectively, the Senior Notes and the Subordinated Notes.
“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, or any legal entity or association.

“Plan” means the plan of reorganization, including all exhibits and supplements thereto, the terms of which are consistent with the Term Sheet.
“Plan Support Parties”, and each individually, a “Plan Support Party”, means the Consenting Senior Noteholders and the Consenting Subordinated Noteholders; provided, that in the case of Consenting Senior Noteholder #1 and Consenting Subordinated Noteholder #1, Plan Support Parties and Plan Support Party includes only the High Yield Distressed Investing Desk of Consenting Senior Noteholder #1 and Consenting Subordinated Noteholder #1; provided further, that in the case of Consenting Senior Noteholder #2, Plan Support Parties and Plan Support Party includes only the Credit Trading Desk of Consenting Senior Noteholder #2; provided further, that in the case of Consenting Senior Noteholder #3, Plan Support Parties and Plan Support Party includes only the Bank Loan Distressed Investing Desk of Consenting Senior Noteholder #3.
“Requisite Subordinated Noteholders” means the holders of at least 50% in principal amount of the Subordinated Notes held by the Consenting Subordinated Noteholders.
“Rights Offering” means that certain rights offering made by BTF to holders of the Subordinated Notes to acquire up to $90 million of new senior subordinated notes to be issued by reorganized BTF, the principal terms of which will be set forth in the Disclosure Statement and the Subscription and Backstop Purchase Agreement.
“Senior Notes Indenture” means the indenture governing the 10 1/2% Senior Notes due 2011 among BTF, the subsidiary guarantors named therein, and U.S. Bank National Association, as trustee, dated July 2, 2003, as subsequently amended, modified or, supplemented, and the agreements entered into and documents delivered in connection therewith.
“Senior Notes” means BTF’s $235 million 10 1/2% Senior Notes due 2011.
“Subordinated Notes Indenture” means the indenture governing the 9 7/8% Senior Subordinated Notes due 2007 among BTF and U.S. Bank National Association, as trustee, dated December 16, 1998, as subsequently amended, modified, or supplemented, and the agreements entered into and documents delivered in connection therewith.
“Subordinated Notes” means BTF’s $300 million 9 7/8% Senior Subordinated Notes due 2007.
“Subscription and Backstop Purchase Agreement” means the agreement to be executed by Bally and the Backstop Purchasers, which, among other things, commits the Backstop Purchasers to backstop the Rights Offering, which Agreement shall be in a form consistent with the Term Sheet and otherwise on terms and conditions reasonably acceptable to Bally and the Backstop Purchasers.

Exhibit A
List of Consenting Senior and Subordinated Noteholders

Exhibit B
Term Sheet

Summary of Terms and Conditions of Proposed Restructure
Bally Total Fitness
This Summary of Terms and Conditions of Proposed Restructure outlines the terms of a potential prepackaged plan of reorganization (the “Plan”)1 for Bally Total Fitness Holding Corporation (“Bally” or the “Company”) and those subsidiaries that have guaranteed or are otherwise liable on the Senior Notes (as defined below) (such subsidiaries, together with Bally, the “Bally Debtors”). The classes of securities that would be affected by the restructuring (the “Restructuring Transaction”) include the 10 1/2% Senior Notes due 2011 (the “Senior Notes”) and the 9 7/8% Senior Subordinated Notes due 2007 (the “Existing Subordinated Notes,” and together with the Senior Notes, the “Notes”) and the Company’s common stock. Claims of certain creditors arising from the rejection of specified executory contracts and unexpired leases would also be affected by the Restructuring Transaction. This Summary of Terms and Conditions of Proposed Restructure does not purport to set forth all the terms, conditions, representations, warranties and other provisions with respect to the transactions referred to herein. This Summary of Terms and Conditions of Proposed Restructure supersedes any proposed summary of terms or conditions regarding the subject matter hereof and dated prior to the date hereof.
The table below summarizes the proposed treatment of the Claims and Interests that will be impaired under the Plan.

Description of
Claims or Interests:	Summary of Proposed Treatment in the Plan

Class 1: Senior Notes	• Impaired.

•   Class 1 consists of all Senior Notes. Votes from holders of these notes will be solicited prepetition in accordance with applicable non-bankruptcy law. It will be a condition to filing the chapter 11 cases of the Bally Debtors (collectively, the “Case”) that sufficient consents are obtained from the holders of Senior Notes to render this class a consenting class.

•   Interest Rate: 12 3/8% commencing July 16, 2007 on the $247,337,500 principal amount outstanding on the Plan Effective Date (as defined below); provided, that, if the December 31, 2007 audited financials (including 10-K equivalent, but excluding Sarbanes-Oxley requirements) are not available by April 15, 2008, the rate will increase to 15 3/8% until the first to occur of delivery of such audited financials or acceleration of the Senior Notes.

• Maturity date: Unchanged

• Guaranties: Unchanged

• Collateral: “Silent” second lien on all assets securing the post-Plan Effective Date credit facility.

•   Amendment Fee: An amendment fee of 2% of the principal amount of the Senior Notes will be paid to all holders of Senior Notes on the effective date of the Plan (the “Plan Effective Date”) as consideration for the modifications to the Senior Note Indenture described below.

[1]	The Company reserves the right to implement the plan of reorganization through a pre-negotiated, instead of a prepackaged, Plan, in which case conforming changes will be made to the following terms and mechanics.

•   Waiver/Amendments: The Senior Note Indenture will be amended and restated or otherwise modified to (i) waive the following defaults: (a) defaults arising from the failure to file the Form 10-K for the year ended December 31, 2006 and any other failures to file financial statements or SEC reports due prior to the Plan Effective Date, (b) cross defaults to defaults under the senior secured credit agreement and other agreements of the Bally Debtors, (c) cross defaults to defaults under the Existing Subordinated Notes, including, without limitation, defaults for failure to pay the interest on the Existing Subordinated Notes, (d) defaults arising from the prospective failure to make the interest payment on the Senior Notes due on July 15, 2007, (e) defaults arising from the filing of the bankruptcy case and the transactions contemplated hereby; (ii) waive the Change of Control put option resulting from the change of control caused by the Plan, add “Permitted Holders” exception to, and delete clause (ii) of, the definition of Change of Control; (iii) eliminate the requirement that the Company provide public reporting statements. The Company shall be required to provide after the Plan Effective Date, within the time periods specified in the SEC’s rules and regulations, all current, quarterly unaudited and annual audited financial information that would be required to be contained in a filing with the SEC on Forms 8-K, 10-Q, and 10-K if the Company were required to file such Forms, including MD&A and footnotes (including 10-K equivalent, but excluding Sarbanes-Oxley requirements) and also all 8-K reportable events on a restricted website to beneficial owners of Senior Notes and prospective purchasers of Senior Notes who certify that they are (a) considering the acquisition of Senior Notes as an investment, (b) in the business of buying securities such as the Senior Notes, and (c) not competitors of the Company. In addition, the Company will be required to hold quarterly financial calls; (iv) provide that the failure of the Company to make available December 31, 2007 audited financials (including 10-K equivalent, but excluding Sarbanes-Oxley requirements) by June 30, 2008, will be an Event of Default; (v) provide that events of default under any other agreements will not trigger cross-defaults under the revised Senior Note Indenture until the expiration of any applicable grace or cure period in such other agreements; (vi) increase the permitted debt basket for the senior credit facility and the securitization facility (i.e., clause (i) of the Permitted Indebtedness definition of the Senior Notes) to $292 million (with a permanent reduction for any asset sales after June 15, 2007 if proceeds are used to pay down indebtedness permitted in clause (i) of the Permitted Indebtedness definition and not redeployed to buy replacement assets as provided in Section 10.12 within 360 days of date of sale, and increase the debt basket for purchase money secured indebtedness and capitalized leases (i.e., clause (vi) of the Permitted Indebtedness definition of the Senior Notes) to $100 million (with a $50 million capitalized lease sublimit); (vii) to eliminate replacement refinancing (but not other types of “refinancings”) under clause (x) of the Permitted Indebtedness definition; (viii) waive any right to require a prepayment of the Senior Notes from the proceeds of the Rights Offering (as defined below); (ix) amend the definition of Permitted Indebtedness to permit the issuance of New Senior Subordinated Notes (as defined below) and the New Subordinated Notes (as defined below) described in this Term Sheet, and PIK issuances with respect thereto, and the issuance of incremental New Senior Subordinated Notes for cash at not less than par in an initial principal amount not to exceed $90 million, and PIK issuances with respect thereto, and to permit the “refinancings” (as defined in the Senior Note Indenture) of all of the foregoing (subject to the limitations set forth in clause (vii) above and clause (xiii) below); (x) permit the holders of the Existing Subordinated Notes to receive and retain the New Subordinated Notes, the right to participate in the Rights Offering and other property to be received by them in the Plan (as defined below); (xi) amend the optional redemption schedule to permit a redemption prior to July 15, 2008 at a T+50 make whole premium (including all interest due and payable through July 15, 2008) based upon a redemption on July 15, 2008 at 106.25%; and thereafter optional redemption at 106.25% until July 14, 2009; at 102.50% until July 14, 2010; and at 100% after July 14, 2010; (xii) provide that the new principal amount of the outstanding Senior Notes will be $247,337,500 on the Plan Effective Date, with the increase distributed pro rata to the holders of the Senior Notes on the Plan Effective Date; (xiii) amend the Restricted Payments provisions of Section 10.9(b) to place an additional limitation on the refinancing of the New Senior Subordinated Notes and the New Subordinated Notes such that the refinancing indebtedness would have cash interest payment provisions no more favorable to the holders thereof than the comparable provisions in the indentures governing the New Senior Subordinated Notes and the New Subordinated Notes; and (xiv) otherwise permit the consummation of all transactions contemplated by the Plan (including rescission of any acceleration of the Senior Notes caused by the commencement of the Case or otherwise).

•   Private Debt. It is contemplated that there would be fewer than 400 holders of each class of the Company’s securities, so that the Company would not be subject to the reporting requirements of the 34 Act. The assignment provisions in the Senior Notes and in the Indenture governing the Senior Notes will be amended to effectuate this 400 holder limitation.

Class 1B: Subsidiary Lease/Executory Contract Rejection Claims	• Impaired.

•   Class 1B consists of unsecured claims arising from the rejection of leases or executory contracts of the Company’s subsidiaries that are rejected with the consent of the holders of the majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers (as defined below). The allowed amount of any Class 1B claims (subject to limitations imposed by Section 502(b)(6) of the Bankruptcy Code), will be treated in a manner to be determined by the Company with the consent of the holders of the majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers. Votes of this Class will not be solicited; hence, this Class will be deemed to reject the Plan, and the Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Class 2A: Existing Subordinated Notes held by Backstop Providers:	• Impaired.

•   Class 2A consists of all Existing Subordinated Notes held by the Backstop Providers.[2] Votes from the holders of Class 2A claims will be solicited pre-petition pursuant to the Plan and the Consent Solicitation Materials (as defined below). It will be a condition to the filing of the Case and the effectiveness of the Plan that this Class votes as a class to accept the Plan. These holders will also be solicited pre-petition to subscribe to the Rights Offering (as defined below), which will be offered in the Consent Solicitation Materials.

•   Backstop Providers will receive, in exchange for 100% of their Existing Subordinated Notes, (i) New Subordinated Notes, (ii) New Common Stock (as defined below), and (iii) rights to participate in the Rights Offering, each with the following terms:

New Subordinated Notes:

New subordinated notes (the “New Subordinated Notes”) in the aggregate principal amount of $150 million (50% of the principal amount of the Existing Subordinated Notes), plus an incremental amount for Class 2C allowed claims, will be issued to holders of claims in Classes 2A, 2B and 2C. The New Subordinated Notes[3] will have the following terms:

• Principal Amount: $150 million (50% of original principal amount of the Existing Subordinated Notes) plus an incremental amount for Class 2C allowed claims.

• Maturity date: 5 years, 9 months from Plan Effective Date.

•   Interest Rate: 13 5/8% PIK, payable annually. The PIK will be tied to a toggle covenant of LTM $200 million cash EBITDA and $75 million minimum liquidity, on a pro forma basis after giving effect to the proposed payment of interest on the New Subordinated Notes and the New Senior Subordinated Notes. Whether interest may be paid in cash will be in the sole discretion of the Company, subject to satisfaction of the toggle covenant described above. If the interest is paid in cash, the rate shall be 12% on the portion paid in cash.

•   Covenants: Usual and customary for subordinated bonds in transactions of this type. These covenants (including the debt baskets) would be consistent with the revised covenants under the Senior Note Indenture. The subordination provisions, including the equivalent of Article XIII and the defined terms used therein, will be no less favorable to the Senior Note holders than the provisions in the existing Senior Subordinated Indenture. In addition, the indentures will expressly provide that such subordination provisions, including the equivalent of Article XIII and the defined terms used therein, may not be amended in a manner adverse to the holders of the Senior Notes.

[2]	The Company reserves the right, subject to the consent of the Backstop Providers in their sole discretion, to combine Classes 2A and 2B for purposes of voting on the Plan.

[3]	These notes may be issued in two series, which series will be identical in all respects, except that one series will be subordinated to the other.

•   Private Debt. It is contemplated that there would be fewer than 400 record holders of each class of the Company’s securities, so that the Company would not be subject to the reporting requirements of the 34 Act. The assignment provisions in the New Subordinated Notes and related Indenture will effectuate this 400 holder limitation.

New Common Stock

•   New common stock will be issued by the reorganized Company (the “New Common Stock”) to holders of claims in Classes 2A, 2B and 2C. Holders of claims in Classes 2A, 2B, and 2C will receive 100% of the New Common Stock.

•   The New Common Stock will be subject to a Shareholders Agreement containing terms that are usual and customary for private companies, and will include a restriction limiting the number of shareholders to less than 400. The Shareholders Agreement will govern the composition of the board, which must be acceptable to the holders of the New Common Stock. The Shareholders Agreement will include customary transfer restrictions for the New Common Stock, which restrictions shall be sufficient to avoid a post-Plan Effective Date change of control within the meaning of Section 382 of the Internal Revenue Code. All holders of the New Common Stock and their assignees will be subject to the terms of the Shareholders Agreement, which shall be effective on the Plan Effective Date.

Rights Offering

•   Non-detachable rights to purchase new senior subordinated notes (the “New Senior Subordinated Notes”) at par from the reorganized Company (the “Rights Offering”) will be issued to holders of claims in Classes 2A, 2B and 2C.[4] The aggregate principal amount of notes to be sold will be $90 million, plus an incremental amount for Class 2C allowed claims. The New Senior Subordinated Notes will rank senior to the New Subordinated Notes, but will otherwise have the same interest rate, terms and conditions as the New Subordinated Notes. The Rights will be non-detachable, but would be subject to oversubscription rights. TCP and one or more of the holders of the Existing Subordinated Notes (collectively, the “Backstop Providers”) will agree to backstop the portion of the Rights Offering made to Classes 2A and 2B in the amount of $90 million (the “Backstop”).

Class 2B: Existing Subordinated Notes held by Non-Class 2A Holders:	• Impaired.

•   Class 2B consists of all Existing Subordinated Notes that are not in Class 2A. Under the Plan, the holders of Class 2B claims will receive the same treatment as holders of Class 2A claims. The votes of this Class will not be solicited pre- or post filing; hence, this Class will be deemed to reject the Plan, and the Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

[4]	The Company reserves the right, subject to the consent of the Backstop Providers in their sole discretion, to extend the Rights Offering to Classes other than, or in addition to, Classes 2A, 2B, and 2C, provided, however, that such an extension shall have no impact on the Backstop (as defined below) or the Backstop Providers’ commitment thereunder.

Class 2C: Other General Unsecured Claims against the Company	• Impaired.

•   Class 2C consists of any other general unsecured claims against the Company (but not its subsidiaries) that are not guaranteed by, or secured by assets of, its subsidiaries. The allowed amount of any Class 2C claims (including, in the case of lease rejection claims, subject to limitations imposed by Section 502(b)(6) of the Bankruptcy Code), will receive the same treatment given to allowed claims in Class 2A and Class 2B, e.g., New Subordinated Notes, New Common Stock and the right to participate in the Rights Offering. Votes of this Class will not be solicited; hence, this Class will be deemed to reject the Plan, and the Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Class 3: Claims Subordinated under Section 510(b):	• Impaired.

•   Class 3 consists of any securities law claims that are subordinated pursuant to Bankruptcy Code Section 510(b). This class will not receive any recovery, will not be solicited and will be deemed to reject the Plan. The Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Class 4: Equity Interests	• Impaired.

•   Class 4 consists of all common stock, options and warrants issued by the Company. This class will not receive any recovery, will not be solicited and will be deemed to reject the Plan. The Plan will be confirmed pursuant to Section 1129(b) of the Bankruptcy Code as to this Class.

Mechanics of the Restructuring Transactions
     The Plan would be implemented as follows:
          The Company will prepare and distribute the consent solicitation documents (the “Consent Solicitation Materials”) containing the documents (or term sheets therefor) related to the Plan to the holders of Senior Notes in Class 1 and holders of Existing Subordinated Notes in Class 2A, with the effectiveness being conditioned upon the approval of at least 66 2/3% of the principal amount of Senior Notes and more than 50% of the number of holders of the Senior Notes and 66 2/3% of the principal amount of Existing Subordinated Notes in Class 2A and more than 50% of the number of holders of the Existing Subordinated Notes in Class 2A. The Consent Solicitation Materials will be in a form that satisfies the requirements of Bankruptcy Code Sections 1125 and 1126(b).
          The Backstop Providers will enter into a backstop agreement (the “Backstop Agreement”) with the Company, which Backstop Agreement shall have usual and customary terms and provisions, under which the Backstop Providers will agree to the Backstop. The Backstop Agreement will include (i) provisions governing interim operations of the Company, (ii) restrictions on adoption or amendment of executive compensation programs, (iii) restrictions on changes to the bank financing agreements, (iv) a covenant that the Company and the other Bally Debtors operate in the ordinary course of business, (v) termination rights exercisable by the holders of a majority in principal amount of the Existing Subordinated Notes held by the

Backstop Providers, including termination events triggered by the entry into (x) new consulting agreements or executive employment agreements (including with a CEO) that individually exceeds $35,000 per month, and (y) new contracts or operating agreements with a term of one year or longer that are not terminable without penalty on less than 90 days notice or with payments by the Company that individually exceed $1,000,000 over the term of such contract or agreement, or that exceed in the aggregate $5,000,000 over the terms of all such contracts and agreements that individually exceed $500,000 over their respective terms, in the case of each of clause (x) and (y) other than renewals, extensions or other modifications of any existing contracts or operating agreements entered into in the ordinary course of business (but excluding material increases in the amounts payable thereunder), (vi) a requirement that the Company maintain the employment of the present COO or a replacement COO approved in advance by the Backstop Providers, (vii) a requirement to pursue the solicitation and the Plan in lieu of other restructuring alternatives (subject to a standard fiduciary duty limitation, which shall allow the Company to solicit, consider and consummate better offers), (viii) a prohibition on adoption of a KERP or incentive program (or making changes to a program previously adopted), other than any KERP or incentive program that is in effect on the effective date of the Backstop Agreement (the “Senior Executive Bonus Plan”) in the form disclosed to the Backstop Providers, and (ix) a timetable for the consent solicitation process and Plan Effective Date, which Plan Effective Date shall be not later than the 60th day after the Petition Date. The Bally Debtors shall be obligated to promptly deliver to the Backstop Providers all written communications delivered to or received by the Company or its advisors making or materially modifying any alternative offers, including, without limitation, copies of all expressions of interest, term sheets, letters of interest, offers, proposed agreements or otherwise, and shall regularly update (not less than once every week) the Backstop Providers concerning such matters. Any of the foregoing restrictions contained in the Backstop Agreement may be waived or modified with the prior written consent of the holders of a majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers. Any breach under the Backstop Agreement shall not entitle the non-breaching party(ies) to terminate the Backstop Agreement unless the breaching party(ies) fails to cure such breach within 5 business days after delivery of a default notice by the non-breaching party(ies) to the breaching party(ies), or if the Case is pending and the breaching party(ies) is a debtor(s), within 5 business days after the filing of a motion for relief from the automatic stay by the non-breaching party(ies) to permit the delivery of such default notice (in which case the Backstop Agreement shall automatically terminate on the fifth business day unless such default is cured or waived in writing by holders of a majority in principal amount of the Existing Subordinated Notes held by the Backstop Providers). As consideration, the Backstop Providers will be entitled to a fee (the “Backstop Fee”) in the amount of 4.0% of the maximum principal amount of the Backstop, which will be deemed earned upon execution and delivery of the Backstop Agreement; provided that no Backstop Fee shall be payable to any Backstop Provider that is in material default under its obligations under the Backstop Agreement or the Lock-Up Agreement at the time the Backstop Fee is due. The Backstop Fee shall be paid subject to the rebate provisions described in this paragraph, upon the earlier of the Plan Effective Date or the termination or rejection of the Backstop Agreement. The B ackstop Agreement shall be guarantied by the Company’s subsidiaries, which guarantee shall be effective immediately, pre-filing, upon the execution of definitive documents. The Backstop Providers will agree to subscribe to their pro rata share of $90 million of the New Senior Subordinated Notes. If the Plan is consummated, the Backstop Providers will rebate to the Company the share of the Backstop Fee charged on the New Senior Subordinated Notes that they subscribe to, other than New Senior Subordinated Notes purchased by exercise of oversubscription rights. The Company shall agree in the Backstop Agreement to comply with its obligations under the Lock-Up Agreement. If the Lock-Up Agreement is terminated, the Backstop shall automatically terminate, the Backstop Fee shall automatically become due and payable (subject to the limitations set forth above). If the Plan Effective Date has not occurred by the 60th day after the Petition Date (such date being referred to herein as the “Backstop Termination Date”), the Backstop shall automatically terminate, the Backstop Fee shall automatically become due and payable and the Company’s obligations under the Lock-Up Agreement to pursue confirmation of the Plan shall terminate; provided, however, that Backstop Providers holding a majority of the Existing Subordinated Notes shall have the right in their sole discretion to extend the Backstop Termination Date (such new date referred to as the “New

Backstop Termination Date”) and the Company shall remain obligated under, and subject to the provisions of, the Lock-Up Agreement to pursue confirmation and effectiveness of the Plan through the New Backstop Termination Date (as the same may be thereafter extended by Backstop Providers holding a majority of the Existing Subordinated Notes), and, if a New Backstop Termination Date is established, the Backstop Fee shall not become due until the earliest of the Plan Effective Date, the termination or rejection of the Backstop Agreement or the New Backstop Termination Date. If the Backstop Fee is earned and becomes payable, but the Plan is never consummated, the fee shall be paid in cash as an administrative expense under section 503 of the Bankruptcy Code.
          The solicitation will commence not later than June 30, 2007, and will remain open long enough to obtain the requisite amount of consents, but in any event not less than the time required by federal securities law.
          After obtaining the requisite consents from the holders of the Class 1 Claims and the holders of Class 2A claims, the Company and the other Bally Debtors will file petitions commencing the Case along with the Plan. The expected filing date is no later than July 14, 2007.
          On the Petition Date, the Company will file with the Court the Consent Solicitation Materials, and request an order finding that the Consent Solicitation Materials complied with Bankruptcy Code Sections 1125(g) and 1126(b) as to Classes 1 and 2A and contain “adequate information” as defined in Bankruptcy Code Section 1125(a) for purposes of extending the Rights Offering contained therein to the holders of claims in Classes 2B and 2C, and that the securities to be issued thereunder without registration under the Securities Act of 1933 in reliance on Bankruptcy Code Section 1145. It is expected that the hearing on the adequacy of the Consent Solicitation Materials and confirmation of the Plan will be combined, pursuant to Bankruptcy Code Section 105 (d)(2)(vi).
          Confirmation of the Plan will be requested without soliciting the votes of the holders of claims in Classes 2B or 2C or the common stockholders. The Plan will deem the holders of claims in Classes 2B or 2C and common stock holders as having rejected the Plan.
          After the Petition Date, and following Court approval of the adequacy of the Consent Solicitation Materials or authorization for commencement of such solicitation, the members of Class 2B and Class 2C will be given the opportunity to elect to participate in the Rights Offering. Members of Class 2C will be given the right to participate in the Rights Offering after their claims become allowed. Rights that are not exercised will be subject to oversubscription rights by other members of Classes 2A, 2B and 2C. Rights Offering Subscriptions from holders of Class 2A that were solicited pre-petition will be due by the prepetition voting deadline for Classes 1 and 2A, and payments under such subscriptions shall be due on the Plan Effective Date. Holders of claims in Classes 2B and 2C that are solicited after Court approval of the Consent Solicitation Materials will have 20 business days to elect to subscribe to the Rights Offering, and such subscriptions will be due promptly thereafter. The Rights Offering will not be registered and will rely on Bankruptcy Code Section 1145. The obligations of the Back Stop Providers under the Backstop Agreement and the obligations of the subscribers under the Rights Offering will also be subject to the condition that the Company does not breach the Lock-up Agreement (as defined below) and the Lock-Up Agreement is not terminated.
          The Consent Solicitation Materials will recite that before the Petition Date the Company entered into the Senior Executive Bonus Plan. The Consent Solicitation Materials and the Lock-Up Agreement (as defined below) will provide that the reorganized Company shall assume the Senior Executive Bonus Plan (but not any other or additional executive compensation program ) as part of the Plan.

          The Company will enter into a lock up agreement (the “Lock-Up Agreement”) with the Backstop Providers and certain holders of the Senior Notes (collectively, the “Lock-Up Note Holders”). The Lock-Up Agreement will contain usual and customary provisions for agreements of this kind.
          The Company will enter into an agreement with the senior secured lenders on the terms of use of cash collateral during the Chapter 11 case, which terms shall be in form and substance reasonably acceptable to each Backstop Provider and each Lock-Up Note Holder. In addition, the terms of any DIP financing obtained by the Company shall be in form and substance reasonably acceptable to each Backstop Provider and each Lock-Up Note Holder, in each instance, as provided in the Lock-Up Agreement.
          The Plan will contain customary releases (including releases from creditors and other parties in interest) and other exculpatory provisions in favor of the Company and its present affiliates, and the Creditors’ Committee (and the ad hoc bondholders committee) and their respective professionals and other appropriate persons and entities.
          It shall be a condition to effectiveness of the Plan that the Company shall have filed with the SEC its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
          This Summary of Terms and Conditions of Proposed Restructure does not constitute (a) an offer for the purchase, sale, exchange, hypothecation, or other transfer of securities for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, or (b) a solicitation of votes on a chapter 11 plan of reorganization for purposes of the Bankruptcy Code.

Exhibit C
Assumption Agreement

          Reference is hereby made to that certain Restructuring Support Agreement (as such agreement may be amended, modified or supplemented from time to time, the “Restructuring Support Agreement”) among Bally Total Fitness Holding Corporation, the Bally Subsidiaries and the noteholders party thereto. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Restructuring Support Agreement. As a condition precedent to becoming the beneficial holder or owner of [          ] dollars ($          ) in [     ] Notes (as defined in the Restructuring Support Agreement), the undersigned                                (the “Transferee”), hereby agrees to become bound by the terms, conditions and obligations set forth in the Restructuring Support Agreement. This Assumption Agreement shall take effect and shall become an integral part of the Restructuring Support Agreement immediately upon its execution and the Transferee shall be deemed to be bound by all of the terms, conditions and obligations of the Restructuring Support Agreement as of the date thereof.
          IN WITNESS WHEREOF, the ASSUMPTION AGREEMENT has been duly executed by each of the undersigned as of the date specified below.
     Date:                     , 200[_]

Name of Transferor	Name of Transferee

Authorized Signatory of Transferor	Authorized Signatory of Transferee

(Type or Print Name and Title of Authorized Signatory)	(Type or Print Name and Title of Authorized Signatory)

Address of Plan Support Party:

Attn:

Tel:

Fax:

Email:

Exhibit D
List of Subsidiary Guarantors
BALLY FITNESS FRANCHISING, INC.
BALLY FRANCHISE RSC, INC.
BALLY FRANCHISING HOLDINGS, INC.
BALLY TOTAL FITNESS CORPORATION
BALLY TOTAL FITNESS HOLDING CORPORATION
BALLY TOTAL FITNESS INTERNATIONAL, INC.
BALLY TOTAL FITNESS OF MISSOURI, INC.
BALLY TOTAL FITNESS OF TOLEDO, INC.
BALLY REFS WEST HARTFORD, LLC
BALLY TOTAL FITNESS OF CONNECTICUT COAST, INC.
BALLY TOTAL FITNESS OF CONNECTICUT VALLEY, INC.
GREATER PHILLY NO. 1 HOLDING COMPANY
GREATER PHILLY NO. 2 HOLDING COMPANY
HEALTH & TENNIS CORPORATION OF NEW YORK
HOLIDAY HEALTH CLUBS OF THE EAST COAST, INC.
BALLY TOTAL FITNESS OF UPSTATE NEW YORK, INC.
BALLY TOTAL FITNESS OF COLORADO, INC.
BALLY TOTAL FITNESS OF THE SOUTHEAST, INC.
HOLIDAY/ SOUTHEAST HOLDING CORP.
BALLY TOTAL FITNESS OF CALIFORNIA, INC.
BALLY TOTAL FITNESS OF THE MID-ATLANTIC, INC.
BTF/CFI, INC.
BALLY TOTAL FITNESS OF GREATER NEW YORK, INC.
JACK LA LANNE HOLDING CORP.
BALLY SPORTS CLUBS, INC.
NEW FITNESS HOLDING CO., INC.
NYCON HOLDING CO., INC.
BALLY TOTAL FITNESS OF PHILADELPHIA, INC.
BALLY TOTAL FITNESS OF RHODE ISLAND, INC.
RHODE ISLAND HOLDING COMPANY
BALLY TOTAL FITNESS OF THE MIDWEST, INC.
BALLY TOTAL FITNESS OF MINNESOTA, INC.
TIDELANDS HOLIDAY HEALTH CLUBS, INC.
U.S. HEALTH, INC.
BALLY TOTAL FITNESS FRANCHISING, INC.